Exhibit 99.2

Clearway Energy Operating LLC, a Subsidiary of Clearway Energy, Inc.,
Announces Cash Tender Offer and Concurrent Redemption Notice for Any and All of Its
Outstanding 5.750% Senior Notes Due 2025

PRINCETON, N.J. — March 2, 2021 — Clearway Energy Operating LLC (“Clearway Operating”), a subsidiary of Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) (“Clearway Energy”), announced that it has commenced a cash tender offer to purchase any and all of the $600 million outstanding aggregate principal amount of its 5.750% senior notes due 2025 (the “2025 Notes”) with a portion of the net proceeds from Clearway Operating’s concurrent offering of $925 million in aggregate principal amount of senior notes due 2031 (the “New Notes”), which was also announced today by Clearway Operating. The tender offer is being made pursuant to an offer to purchase, related letter of transmittal and notice of guaranteed delivery, each dated as of March 2, 2021. The tender offer will expire at 5:00 p.m., New York City time, on March 8, 2021 (as such time and date may be extended, the “expiration time”). Tendered 2025 Notes may be withdrawn at any time before the expiration time.

Under the terms of the tender offer, holders of the 2025 Notes that are validly tendered and accepted at or prior to the expiration time, or holders who deliver to the depositary and information agent a properly completed and duly executed notice of guaranteed delivery and subsequently deliver such 2025 Notes, each in accordance with the instructions described in the offer to purchase, will receive total cash consideration of $1,059.58 per $1,000 principal amount of 2025 Notes, plus an amount equal to any accrued and unpaid interest up to, but not including, the settlement date, which is expected to be March 9, 2021, subject to satisfaction of the Financing Condition described below.

The tender offer is contingent upon the satisfaction of certain conditions, including the condition that Clearway Operating shall have raised at least $925 million in gross proceeds from the offering of the New Notes on or prior to the settlement date (the “Financing Condition”). The tender offer is not conditioned on any minimum amount of 2025 Notes being tendered. Clearway Operating may amend, extend or terminate the tender offer in its sole discretion. Concurrently with the launch of the tender offer, Clearway Operating is exercising its right to optionally redeem, on March 17, 2021, any 2025 Notes not validly tendered and purchased in the tender offer at a price equal to 100% of the principal amount of the 2025 Notes redeemed, plus the greater of (1) 1.0% of the principal amount of the 2025 Notes to be redeemed or (2) the excess (if any) of (a) the present value at the redemption date of (i) 102.875% plus (ii) all required interest payments due on the 2025 Notes to be redeemed through October 15, 2021 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate (as defined in the indenture governing the 2025 Notes (the “Indenture”)) as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, pursuant to the terms of the Indenture, conditioned upon and subject to satisfaction of the Financing Condition.

The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase and related letter of transmittal and notice of guaranteed delivery, each dated March 2, 2021, copies of which may be requested from the information agent for the tender offer, D.F. King & Co., Inc., at (866) 796-6867 (Toll-Free) or (212) 269-5550, by email at cwen@dfking.com, or via the following web address: www.dfking.com/cwen. Morgan Stanley & Co. LLC will act as the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to the Dealer Manager at +1 (800) 624-1808 (Toll-Free) or +1 (212) 761-1057 (Collect).

This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the Indenture, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, including the New Notes, nor does it constitute a solicitation for an offer to purchase any security, including the New Notes or the 2025 Notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Clearway Energy, Inc.

Clearway Energy, Inc. is one of the largest renewable energy owners in the US with over 4,200 net MW of installed wind and solar generation projects. Clearway Energy also owns approximately 2,500 net MW of environmentally-sound, highly efficient natural gas generation facilities as well as a portfolio of district energy systems. Through this environmentally-sound diversified and primarily contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor Global Infrastructure Partners III (GIP), an independent infrastructure fund manager that invests in infrastructure and businesses in both OECD and select emerging market countries, through GIP’s portfolio company, Clearway Energy Group.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “expect,” “estimate,” “should,” “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms. Although Clearway Energy believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially.

Factors that could cause actual results to differ materially from those contemplated above include, among others, impacts related to COVID-19 or any other pandemic, impacts of recent weather events on the Company, its operations, its facilities and its financial results, risks and uncertainties related to the capital markets generally, whether Clearway Energy will consummate the offering, the anticipated terms of the New Notes and the anticipated use of proceeds, including the results of the tender offer.

Clearway Energy undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The foregoing review of factors that could cause Clearway Energy’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy’s future results included in Clearway Energy’s filings, or the filings of Clearway Energy LLC, with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the Securities Exchange Commission.

Investors:
Akil Marsh, 609-608-1500

investor.relations@clearwayenergy.com

Media:
Zadie Oleksiw, 202-836-5754
media@clearwayenergy.com

3